As filed with the Securities and Exchange Commission on May 14, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FENIX PARTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5010	46-4421625
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Westbrook Corporate Center, Suite 920

Westchester, Illinois 60154

(630) 480-6413

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Kent Robertson

Chief Executive Officer

Fenix Parts, Inc.

One Westbrook Corporate Center, Suite 920

Westchester, Illinois 60154

(630) 480-6413

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Johnson and Colmar 2201 Waukegan Road, Suite 260 Bannockburn, Illinois 60015 (312) 922-1980 Attn: Craig P. Colmar Michael Bonn	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 (312) 782-0600 Attn: Edward S. Best

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  333-203296

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount to be Registered(1) (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock $0.001 par value per share	1,150,000	$8.00	$9,200,000	$1,070

(1)	Includes 150,000 shares of common stock that the underwriters have the option to purchase.
(2)	The Registrant is registering 1,150,000 shares pursuant to this Registration Statement, which shares are in addition to the 12,650,000 shares registered pursuant to the Form S-1 Registration Statement (File No. 333-203296).
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Fenix Parts, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-203296) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on April 8, 2015, and which the Commission declared effective on May 13, 2015.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock offered by the Registrant by 1,150,000 shares, 150,000 of which may be sold by the Registrant in the event the underwriters exercise their option to purchase additional shares of the Registrant’s common stock. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference into this Registration Statement.

The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

CERTIFICATION

The Registrant hereby certifies to the Commission that (i) it has instructed its bank to transmit to the Commission the filing fee set forth on the cover page of this Registration Statement by a wire transfer of such amount to the Commission’s account as soon as practicable (but no later than the close of business on May 14, 2015), (ii) it will not revoke such instructions, (iii) it has sufficient funds in the relevant account to cover the amount of such filing fee, and (iv) it has confirmed receipt of such instructions by its bank during regular business hours on May 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westchester, State of Illinois, on this 14th day of May, 2015.

FENIX PARTS, INC.

By:	/s/ W. Kent Robertson
Name: Title:	W. Kent Robertson President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Kent Robertson W. Kent Robertson	President and Chief Executive Officer (principal executive officer)	May 14, 2015

/s/ Scott Pettit Scott Pettit	Chief Financial Officer (principal accounting and financial officer)	May 14, 2015

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Johnson and Colmar

23.1	Consent of BDO USA, LLP

23.2	Consent of Johnson and Colmar (included in Exhibit 5.1)